SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K

         Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



  Date of Report (date of event reported):  February 17, 1998.



                           PURUS, INC.

     (Exact name of registrant as specified in its charter)


                 Commission File Number: 0-22408


               DELAWARE                        77-0234694
   (State or other jurisdiction of          (I.R.S. Employer
    incorporation or organization)         Identification No.)


     605 Tennant Avenue, Suite B
           Morgan Hill, CA                        95037
   (Address of principal executive             (Zip Code)
               offices)


          Registrant's Telephone Number: (408) 778-3465


                         NOT APPLICABLE
      (Former name, former address and former fiscal year,
                  if changed since last report)

                      ITEM 5.  OTHER EVENTS

      On February 17, 1998, Purus, Inc. (the "Company"), made a loan of $1,800,000 to Casa Solaz, Inc. ("CSI"), a private Nevada corporation which recently commenced the business of manufacturing, marketing, and installing prefabricated housing units in South America. The loan bears interest at the rate of 6% per annum, and all principal and interest is due December 31, 1999. The loan is secured by all of the assets of CSI, including all of the capital stock of its Venezuelan subsidiaries conducting operations in South America. The loan is convertible at the option of the Company at any time prior to maturity into 450,000 shares of the Series Convertible Preferred Stock of CSI. As a negotiated element of the transaction, CSI granted to Purus a warrant to purchase 550,000 additional shares of Series A Convertible Preferred Stock at a price of $4.00 per share exerciseable on or before December 31, 1998. The Series A Convertible Preferred Stock provides for a cumulative dividend at the rate of 8% per annum and is convertible to common stock of CSI at the rate of one share of common for one share of preferred.

      Donald Winstead, a former officer and director of the Company, is an officer and director of CSI. Mr. Winstead resigned his offices with the Company in January 1998, and did not participate as a director or officer in the deliberations on, or approval of, the loan transaction with CSI. Peter Friedli was appointed by the board of directors to fill the vacancy on the board left by Mr. Winstead's resignation, and was appointed chief executive officer of the Company.

           ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements.  None.

(b)  Pro Forma Financial Information.  None.

(c) Exhibits. Included in this report are the following exhibits.

 Exhibit   SEC Ref.    Title of Document                              Page
   No.        No.

    1        (10)      6% Convertible Promissory Note dated
                         February 17, 1998                             E-1

    2        (10)      Security Agreement dated February 17, 1998      E-8

    3        (10)      Stock Pledge Agreement of CSI dated            E-19
                         February 17, 1998

    4        (10)      Stock Pledge Agreement of Subsidiary           E-27
                         dated February 17, 1998

    5        (10)      Warrant for CSI Preferred Stock                E-35
                       dated February 17, 1998

                              SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Purus, Inc.

DATED:  February 23, 1998               By /s/ Peter Friedli
                                           Chief Executive Officer